As filed with the U.S. Securities and Exchange Commission on February 2, 2024

Registration No. 333-238699

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1 to

Form S-3

Registration Statement

UNDER THE SECURITIES ACT OF 1933

Venator Materials PLC

(Exact name of registrant as specified in its charter)

England and Wales	98-1373159
(State or other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

Titanium House, Hanzard Drive, Wynyard Park,

Stockton-On-Tees, TS22 5FD, United Kingdom

(Address of principal executive offices, including zip code)

Venator Materials

2017 Stock Incentive Plan

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Simon Turner

Titanium House, Hanzard Drive, Wynyard Park,

Stockton-On-Tees, TS22 5FD, United Kingdom

+44 (0) 1740 608 091

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Julia Danforth

Mathieu Kohmann

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF SECURITIES

Venator Materials PLC, a public limited company organized under the laws of England and Wales (the “Company”), is filing this post-effective amendment (the “Post-Effective Amendment”) to deregister all securities unsold under the Registration Statement on Form S-3 (Reg. No. 333-238699), filed on May 26, 2020 (the “Registration Statement”), registering up to 52,118,568 ordinary shares of the Company (the “Ordinary Shares”) (note that the number of shares listed below do not take into account corporate actions, such as stock splits, taken in the interim). On May 14, 2023, the Company and certain of its direct and indirect subsidiaries (together with the Company, the “Debtors”) filed voluntary petitions for relief (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (“Chapter 11”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). On July 25, 2023, the Bankruptcy Court entered an order confirming the Joint Prepackaged Plan of Reorganization of Venator Materials PLC and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (as subsequently amended, the “Plan”). On October 12, 2023, the Company filed a Notice of Occurrence of the Effective Date of the Joint Prepackaged Plan of Reorganization of Venator Materials PLC and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (Further Technical Modifications), upon which the Plan became effective in accordance with its terms and the Debtors emerged from Chapter 11.

As a result of the Chapter 11 Cases and the Company’s emergence from Chapter 11, the Company has terminated all offerings of Ordinary Shares pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Company hereby removes from registration all such Ordinary Shares that are registered but unsold under the Registration Statement, if any. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Ordinary Shares, and the Company hereby effectuates the termination of the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wynyard, United Kingdom, on February 2, 2024.*

VENATOR MATERIALS PLC

By:	/s/ Simon Turner
Name:	Simon Turner
Title:	Chief Executive Officer, President and Director (Principal Executive Officer)

* No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Act.